EXHIBIT 99.25

UNITED STATES DISTRICT COURT
SOUTHERN DISTRICT OF NEW YORK
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:
E.ON AG, E.ON ZWÖLFTE VERWALTUNGS GmbH	:
and BKB AG,	:
Plaintiffs,	:	06 Civ. 8720 (DLC)
:
-v-	:	OPINION AND ORDER
:
ACCIONA, S.A. and FINANZAS DOS, S.A.,	:
Defendants.	:
:
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Appearances:

For Plaintiffs:
Rory O. Millson
Rowan D. Wilson
Gary A. Bornstein
Cravath, Swaine & Moore LLP
825 Eighth Avenue
New York, NY 10019

For Defendants:
Theodore N. Mirvis
Rachelle Silverberg
Stephen R. DiPrima
William Savitt
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019-6150

DENISE COTE, District Judge:

     A tender offer battle is ongoing in Spain, but not without active litigation in the Southern District of New York. German plaintiffs have brought suit against Spanish defendants, accusing them of violating United States securities laws when they acquired over 13% of a Spanish issuer’s stock by purchasing it from investors in this country and abroad. The plaintiffs seek to have the defendants’ buying program -– which ran for less than two hours –- declared an unconventional tender offer, even though it would not be classified as a tender offer in Spain. The plaintiffs hope to obtain court-ordered rescission of the sales and thereby neutralize the defendants in the tender offer battle for the issuer’s stock that plaintiffs are waging in Spain.

     The defendants have moved to dismiss the plaintiffs’ claim, which is pleaded under Section 14(d), 15 U.S.C. § 78n(d) (“Section 14(d)”) and Section 14(e), 15 U.S.C. § 78n(e) (“Section 14(e)”) of the Securities Exchange Act of 1934 (“Exchange Act”). Most notably, the motion raises the issue of the extent to which the unconventional tender offer doctrine has survived the significant revisions made to the tender offer regulations in 2000, particularly in the context of a cross-border transaction in which an investor takes a stake in a foreign private issuer. As this Opinion explains, the plaintiffs have succeeded in showing that there is subject matter jurisdiction over this dispute, and have stated a claim under Section 14. The review of the merits of plaintiffs’ claims and their request for rescission -– which defendants urge this Court to undertake now –- must await future proceedings.

     The European companies are engaged in a battle for control of Spain’s largest electrical utility, Endesa, S.A. (“Endesa”),

a company whose shares are traded in the United States as American Depository Shares (“ADSs”). See E.ON AG, v. Acciona, S.A., No. 06 Civ. 8720 (DLC), 2006 WL 3357261, at *1 n.2 (S.D.N.Y. Nov. 20, 2006) (“November 20 Opinion”) (describing ADS system). Plaintiffs E.ON AG, E.ON Zwölfte Verwaltungs GmbH and BKB AG (collectively “E.ON”) are German power and gas companies that have announced their intention to make a tender offer for Endesa. Defendants Acciona, S.A. and Finanzas, S.A. (collectively “Acciona”) are Spanish and international corporations engaged in the development and management of infrastructures, services, and renewable energies. They acquired over 10% of the equity of Endesa through a “block trade” on the Madrid stock exchange.

     E.ON contends that Acciona was required to file a Schedule TO-T at the time of the stock acquisition because it constituted a tender offer. Among other things, E.ON requests a preliminary injunction enjoining Acciona from purchasing or making any arrangements to purchase any more Endesa securities, requiring Acciona to vote its Endesa shares in the upcoming tender offer battle in proportion to the votes cast by the remaining Endesa shareholders; and requiring Acciona to offer withdrawal rights, through an offer of rescission open for twenty days, to all shareholders who sold shares to Acciona in response to the alleged Acciona tender offer.

Background

     The battle for control of Endesa has already been described in the November 20 Opinion, 2006 WL 3357261, and in a second Opinion issued in a related case, Gas Natural v. E.ON AG, No. 06 Civ. 13607 (DLC), 2006 WL 3734425 (S.D.N.Y. Dec. 19, 2006) (“December 19 Opinion”). The following facts are drawn from the complaint in the instant lawsuit and the parties’ submissions on both the defendants’ motion to dismiss the plaintiffs’ Section 14 claim and the plaintiffs’ amended motion for a preliminary injunction. The submissions include five depositions,1 an expert declaration on Spanish law by Juan Fernández-Armesto, Professor of Commercial Law at the Universidad Pontificia Comillas–Icade in Madrid; an expert declaration on Italian law by Carlo Amatucci, Professor of Commercial Law at the University of Naples Federico II; expert declarations from Professor John C. Coffee, Jr., Adolf A. Berle Professor of Law and Director of the

1 The depositions are of Juan Guitard of Banco Santander Central Hispano, S. A. (“Santander”); Steven L. Dearing of Bear, Stearns & Co. , Inc. (“Bear Stearns”); Jorge Vega-Penichet, a senior legal officer of Acciona; Dr. Frank Possmeier, vice president of mergers and acquisitions at E. ON AG; and Dr. Frank Fischer, vice president of international law at E. ON. Bear Stearns and Santander are financial institutions that assisted Acciona in its acquisition of Endesa stock.

Center of Corporate Governance at Columbia University Law School;2 and authenticated documents.

A. Gas Natural and E.ON Bids for Endesa

      On September 5, 2005, Gas Natural SDG, S.A. (“Gas Natural”), the largest supplier of natural gas in Spain, announced an intention to commence a tender offer for Endesa at €22 per share, which was below the price at which Endesa’s shares were trading at the time. Endesa strongly opposed Gas Natural’s bid.

     On February 21, 2006, E.ON announced its intention to launch a competing all cash tender offer for Endesa securities for €27.5 per share, worth a total of €29.1 billion. While Endesa has not made a formal recommendation on E.ON’s proposed bid, on March 8, it filed with the Securities and Exchange Commission (“SEC”) a Schedule 14D-9A in which it officially recommended that its shareholders reject Gas Natural’s offer.

2 Expert testimony on issues of American law is properly considered regarding “sophisticated aspects of a regulatory system” and “ordinary practices in an industry” to the extent that it may help a fact-finder understand, for instance, unfamiliar terms and concepts or the standards of accepted practice. United States v. Jacques Dessange, Inc. , No. S2 99 Cr. 1182 (DLC), 2000 WL 294849, at *2 (S.D.N.Y. Mar. 21, 2000). To the extent Professor Coffee’s affidavits could be read as an effort to invade the province of the court to determine the law or of the fact-finder to draw a legal conclusion, they have been disregarded.

Between March 21 and April 26, Gas Natural’s bid was enjoined by Spanish courts to resolve, inter alia, antitrust concerns.

     On July 27, the Spanish National Energy Commission (“CNE”) “approved” E.ON’s bid subject to nineteen conditions. By November 4, the CNE had lifted each of the conditions to which E.ON objected and on November 16, the Spanish securities regulator, the Comisión Nacional del Mercado de Valores (“CNMV”), “approved” E.ON’s proposed tender offer.

     Since there are currently two bidders for Endesa -- Gas Natural and E.ON -- the CNMV is required by Spanish law to organize a closed envelope auction. The CNMV will issue a notice permitting Gas Natural and E.ON a single opportunity to submit simultaneously their final, sealed bids for Endesa’s shares within five days from the date of the CNMV’s notice. If there is more than one sealed bid, the CNMV will announce the winner of the sealed bid process the following day. The winner will then be permitted to commence formally its tender offer and acquire Endesa shares. The auction may occur as early as this month.

B. Acciona’s Arrangement with Santander to Purchase Endesa Shares

     On September 25, Acciona acquired over 13% of Endesa’s outstanding stock for €32 per share, a price 9% above Endesa’s closing price on that same day, €29.4. This was also significantly higher than both the Gas Natural and E.ON proposed bid prices. Banco Santander Central Hispano, S.A. (“Santander”), Spain’s largest bank; Bear, Stearns & Co., Inc. (“Bear Stearns”), an American investment firm, and Fidentis Equities (“Fidentis”)3 assisted Acciona in identifying and securing sellers of Endesa securities in the United States and Europe during the course of several hours after the Spanish stock exchange closed on September 25.

     Discussions between Acciona and Santander regarding the arrangements to purchase Endesa securities began at least as early as September 16. On September 19, Santander developed a script for its salespeople, which highlighted the “premium” price that an unnamed “Spanish industrial group” was offering for Endesa shares. Santander and Acciona agreed that if Santander’s solicitation succeeded in attracting more than 10% of Endesa securities, Acciona would acquire the first 10% and the rest would become subject to a “Total Return Swap” in which Santander would hold the shares for eventual transfer to Acciona.4

3 The parties have not yet identified Fidentis. It may be Fidentiis Equities, a Madrid-based research boutique and brokerage firm specializing in Iberian equities.

4 Spanish law requires an entity to obtain the authorization of the CNE for the acquisition of over 10% of the securities of or

     In a Stock Purchase Order (“Order”), Acciona directed Santander to “contact entities that, depending on their knowledge of the market, may hold packages associated with [Endesa] shares” and to “ask them to prepare sell offers indicating the number of shares they are planning to sell at the price in question.” According to the Order, the book building procedure would take place between 5:40 p.m. on September 25 and 8:30 a.m. on September 26, Madrid time, through communications that would not be “substantially different” from a script outlined in Addendum 1 of the Order. The Addendum explained that:

- The operation consists of a book building of sell offers
on ENDESA shares for up to 10% of its capital.

- The buyer is a Spanish Company of the first rate property
sector. It does not have stock purchase agreements with
any of the parties involved in the OPA Public Offering. It
does not plan on formulating an OPA,[5] but rather to assume a strategic position.

- Price: 32€/share

- Offer submission period: 5:40 a.m. [sic] on the 25th until
8:30 a.m. on the 26th, unless there is an extension or early termination.

- Offers may not be conditioned on more than the price and
sale of the total number of shares included in it.

any percentage resulting in significant influence over any Spanish energy company.

5 In Spain, “OPA” is the acronym that refers to a mandatory public tender offer regulated under Spanish law by Royal Decree 1197/1991.

- Once the book building is closed, a determination will be
made as to whether the goal has been reached (10% at 32
€/share) and if so, confirmation will be sent about the
operation for it to be executed.

- The client reserves the right to terminate the process in
the event of risk of having its identity disclosed before
the operation is closed.

     The terms contained in Addendum 1 were non-negotiable. The Stock Purchase Order indicated that if the required 10% minimum was not attained at the stipulated price of €32 per share, the order would be null and void. If successful, Acciona would pay Santander a commission of .8%. The Stock Purchase Order also specified that Acciona’s identity must not be disclosed until the operation was completed.

An essential element of this mandate is, except for a legal
requirement, the name of the mandator and of the group it
belongs to are to remain confidential until the operation
is successfully completed and even after the termination of
the mandate, if the planned acquisition is not completed.
Until the operation is announced on the market, should it
be completed, through the corresponding disclosure, or if
it is not successfully completed, you may only disclose
said identity when required to by an applicable regulation
and even in that case, you must inform us, provided that
said regulation permits, of the need to do so.

(Emphasis supplied.)

C. Santander Engages Bear Stearns.

     With the endorsement of Acciona, Santander sought the assistance of other financial institutions including Bear Stearns in New York and Fidentis in Europe to reach Endesa shareholders. Santander expected that these banks had institutional investors among their clients who held Endesa

shares.

     At 9:59 p.m. Eastern Standard Time (E.S.T.) on Sunday, September 24, Ignacio Peña Cavero of Santander’s New York office contacted Steven Dearing of Bear Stearns in New York to invite Bear Stearns to act as the U.S. bookrunner or broker in the “book building procedure.”6 On September 25, Santander’s Spanish and New York offices communicated with Bear Stearns’ New York office via email and telephone to arrange the details for Bear Stearn’s solicitation of Endesa shareholders in the block trade. They set the time for the block trade at 5:35 p.m. Central European Time (11:35 a.m. E.S.T.), “a few minutes after the Spanish market close[d],” and confirmed that Endesa shares were to be sold for €32 per share. After 10:00 a.m. E.S.T., Santander sent Bear Stearns four “talking points” which fixed the terms of the sale. These talking points mirrored the terms of Addendum 1 to the Stock Purchase Order:

Transaction: Buy order conditioned to a minimum of 9.99% of
Endesa.
Buyer: Spanish industrial group. Acting alone and not in
conjunction with any other Group. Will not launch a
takeover offer.
Bookbuilding: 32 € / share / First come – first serve
Timetable: the book open now and will close before the
opening of the Spanish market tomorrow (8:45 AM Madrid
time).

6 Because Bear Stearns’ New York office was closed, Peña Cavero first contacted Bear Stearns’ Tokyo office. After he was given Dearing’s contact information, Peña Cavero emailed Dearing to request his participation in a “very important block trade.”

     Santander instructed Bear Stearns to “focus on U.S. institutions,” that is, institutions “either covered by U.S. salespeople or actually domiciled in the U.S.” It described the proposed transaction as one that was “fill or kill,” which referred to the requirement that the trade secure 10% of the outstanding shares of Endesa. Sellers would be placed in the book on the basis of “[f]irst come-first served.” Although the parties agreed that Santander would pay Bear Stearns a “success-based fee,” which would depend on the percentage of Endesa securities Bear Stearns secured, this agreement was not reduced to writing.

     Bear Stearns estimates that it contacted approximately 100 of its U.S. clients, by telephone and through electronic means. Bear Stearns sales personnel did not restrict their search geographically or by any class or different type of client. For example, sales personnel were not told to approach only institutional investors. While Bear Stearns salespeople were “given the sum and substance of the talking points,” they were not explicitly restricted to them.

     Even before the Bear Stearns sales team began to contact investors, “the word was already out on the street” that Bear Stearns was acquiring Endesa shares. It received calls from clients before it had time to contact them. Ultimately, only institutional investors sold shares to Acciona as a result of Bear Stearns’ solicitation.

     Approximately one hour after trading began, Santander called Bear Stearns with the news that the “book building” had reached the 10% minimum required for the block trade to go forward. Bear Stearns sold approximately 1.5% of the 10% of Endesa’s outstanding shares that were acquired by Acciona. Even after receiving word that the 10% minimum had been reached, however, Santander told Bear Stearns to “keep going.” Bear Stearns acknowledges that the decision to acquire more than 10% of Endesa’s shares was “somewhat contradictory to the fill or kill and first come/first served” script. Bear Stearns continued to solicit sales and its salespeople “stuck to the script.” Bear Stearns halted its sales efforts at approximately 1:25 p.m. E.S.T. upon the circulation of a final order book for sellers.

D. Santander’s Buying Program

     Santander began calling its own clients after the close of the Spanish market on September 25. It solicited between 200 and 300 Endesa shareholders through a mass electronic communication system known as the Bloomberg messaging system. Santander offered the opportunity to sophisticated institutional investors who were clients of the bank. Many of them had requested to “be[] informed of this type of opportunity” within the prior eighteen months. The message mirrored the terms of the Stock Purchase Order that Acciona sent Santander earlier that day and read as follows:

***** URGENT – Secondary block purchase of ENDESA shares
*****
*TRANSACTION: A block bid for a minimum of 9.99% of ENDESA.
*PRICE: 32 Euros / share, on a first come, first served
basis.
*BUYER: A Spanish industrial group, with the aim of taking
a significant long term stake in ENDESA, but at no time
launch a full or partial bid for the company.
* TIMETABLE: Starts 5.35 pm Madrid time 25/9, concluded by
8.45 am 26/9.
*BOOKRUNNER: Santander Investment
***** Please contact your usual sales contact at Santander
for more information ******

This message did not exclude Endesa shareholders who were residents or citizens of the United States.7

E. Acciona’s Block Trade

     At around 7:00 p.m. Madrid time, after approximately ninety minutes of soliciting shares and with an extra 3.692% of Endesa’s shares over the 10% minimum having been acquired, Acciona halted the operation. It stopped because of an inquiry from the Spanish securities regulator, the CNMV, which had been alerted to the activity by a Bloomberg report that a large block

7 If Santander had used the Bloomberg indication of interest system, the message would have gone to approximately 2000 Santander clients.

of Endesa shares was being purchased. The CNMV “sent out a call” to inquire about the identity and intentions of the buyer. At that point, Acciona decided to stop the solicitations, speak with the CNMV, and prepare a “public presentation” of what it was doing.

     Collectively, Santander, Bear Stearns, and Fidentis secured commitments to sell approximately 145 million Endesa shares representing 13.692% of Endesa securities, from sellers in the United States, Spain, and other European countries. Acciona directly acquired 10% of Endesa’s shares. The additional 3.692% was held by Santander for future transfer to Acciona under the Total Return Swap arrangement. While sellers were solicited and the book for sales was compiled on September 25, the shares were technically acquired by Acciona via trades on the Madrid stock exchange within the next few days.8

8 Several investors who sold into the block trade held Endesa securities as American Depository Receipts (ADRs). These ADRs were first converted into their underlying Endesa shares in a “clearing process” before the sales were settled on the Madrid stock exchange. An email from Santander to Bear Stearns on September 26 indicated that “[s]ome clients in Spain had ADRs.” An Excel spreadsheet sent by Santander to Acciona on November 14 indicates that two of the investors who sold into the September 25 block trade and who were United States residents sold their shares either directly or indirectly through the ADR system. Therefore, at least two and possibly more of the Endesa shareholders who sold into the September 25 block trade held ADRs.

F. United States Sellers

     The parties have submitted several lists of investors who sold their Endesa shares on September 25. These lists include a “book” circulated by Santander on September 26, providing the name of each investor, its country of residence, the number of shares sold, the amount paid, and the manager -- Santander, Bear Stearns, or Fidentis -- that secured each sale. They also include a November 14 spreadsheet and a November 23 “recap sheet” including similar information. According to these lists, up to 45 million of the Endesa shares secured on September 25 may have been sold by shareholders based in the United States. Bear Stearns brokered sales from approximately sixteen U.S.-based investors, in addition to two proprietary Bear Stearns accounts. Santander brokered sales from at least eight, and possibly fourteen, additional U.S.-based investors, most likely through its New York office. None of these lists specifies whether the shareholders designated as U.S. residents are beneficial or record owners of Endesa shares.

G. European Regulatory Views

     Acciona’s block trade is not a “tender offer” under Spanish securities law. According to Spanish securities law expert Professor Juan Fernández-Armesto, this “off hours block trade” was fully compliant with Spanish securities regulations, and qualifies as a legal “extraordinary transaction” under Spanish law.

     Spain has a system of mandatory public tender offers known as “OPA.” If an investor intends to acquire over 25% of a Spanish issuer’s share capital, it must formally launch a tender offer for at least 10% of the issuer’s shares. The bidder must also file a prospectus, approved by the CNMV, and offer all shareholders the opportunity to sell shares.

     Without launching a formal tender offer, a company may entrust a bank or stockbroker with the task of finding shareholders who are willing to sell their shares, i.e., to “build a book” of prospective sellers, and then execute the sale through an “extraordinary transaction.” A stockbroker admitted to the Spanish stock exchange may engage in an “extraordinary transaction,” and conclude it “without announcing [it] publicly through the electronic trading platform,” if the transaction is performed while the electronic system is closed and the transaction meets certain requirements. Since Acciona’s off-hours block acquisition was conducted after the close of the Spanish market and met these requirements, it qualifies as an “extraordinary transaction” permissible under Spanish law, rather than a tender offer.

Similarly, a block trade transaction “involving an Italian buyer and issuer, organized in Italy and executed on an Italian stock exchange” would not be considered a tender offer in Italy. Such a transaction would be “lawful under Italian rules” as long as the block trade “1) does not exceed the 30 percent threshold that creates a mandatory public tender offer under Italian law and (2) involved only transactions with sophisticated investors and thus does not create any filing requirements under Italian law.”

H. Disclosures

     Acciona disclosed its September 25 acquisition of Endesa securities in two Hechos Relevantes (Relevent Facts) filed with the Spanish securities regulator, the CNMV, on September 26 and 27. Acciona also filed a public note with the CNMV on September 29, disclosing its acquisition of additional Endesa stock.

     In addition, Acciona publicly announced on September 25 that it was interested in acquiring more Endesa shares without reaching 25%, the percentage under Spanish law which would require it to formulate a tender offer. On November 3, Acciona secured CNE approval to acquire up to 24.99% of Endesa’s equity, thereby exceeding the 10% limit under Spanish law to ownership of a Spanish energy company.

     On October 5, Acciona filed a Schedule 13D with the SEC in which it reported that it acquired ADSs representing 105,875,211 Endesa shares, 10% of the company’s equity, through a “market transaction” financed through Santander. Acciona has since amended its Schedule 13D six times with the first amendment filed on October 19.9 In its first amendment of October 19, Acciona corrected its statement about the acquisition of ADSs. It reported instead that it had purchased 105,875,211 shares, constituting 10% of the outstanding shares of Endesa, through its broker Santander, using the assistance of financial institutions including Bear Stearns.

I. Commencement of the Instant Litigation

     On October 12, E.ON filed a complaint alleging that Acciona’s Schedule 13D contained false and misleading statements in violation of the disclosure requirements in Section 13(d) of the Exchange Act, 15 U.S.C. § 78m(d) (“Section 13(d)”). E.ON moved for a preliminary injunction on October 16. On October 20, Acciona moved to dismiss the action, and on November 10, E.ON requested leave to file an amended complaint.

     On November 16, the defendants’ motion to dismiss was denied from the bench with an opinion to follow. Decision on plaintiffs’ motion for a preliminary injunction was reserved. With the consent of the defendants, the plaintiffs were permitted to file an Amended Complaint, with any motion to

9 Acciona filed Amendment No. 6 to its Schedule 13D on December 6.

dismiss to follow on December 11. The parties were also permitted on November 16 to begin expedited discovery.

     The Opinion on the motion to dismiss was filed on November 20. In brief, it found that there is subject matter jurisdiction over E.ON’s Section 13(d) claim, that a tender offeror has standing to bring a Section 13(d) claim for injunctive relief, that E.ON had stated a claim even under heightened pleading standards, and that Acciona’s filing of its first amendment to its Schedule 13D had not mooted the complaint. With respect to the preliminary injunction motion, the Opinion found that E.ON had demonstrated a substantial likelihood of proving that
Acciona’s Schedule 13D contained false statements and
omissions with respect to at least two groups of issues: 1)
Acciona’s characterization of its agreements with Santander
and 2) Acciona’s characterization of it intentions in
acquiring Endesa securities. It has shown a likelihood of
proving that the same defects were present in Acciona’s
Amendment No. 1.

November 20 Opinion, 2006 WL 3357261, at *18. The November 20 Opinion is incorporated by reference and familiarity with it is assumed. A November 20 Scheduling Order provided for further submissions and a continuation of the preliminary injunction hearing on December 20.

     On November 17, E.ON filed an amended complaint. This complaint added to its earlier claims that Acciona violated Section 13(d), the allegation in a single additional claim that Acciona also violated Sections 14(d) and 14(e) of the Exchange

Act by acquiring Endesa shares on September 25 through an illegal tender offer. E.ON claims that Acciona conducted an active and widespread solicitation of a large number of shareholders, that offerees were not told key facts about Acciona’s offer, and that offerees were pressured to sell their shares in that the offer to purchase was a firm offer made at a premium over the prevailing market price, was contingent on the tender of a fixed minimum number of shares, and was open for only a limited period of time.

     On December 11, defendants moved to dismiss the Section 14 claim and both parties submitted papers relating to the December 20 preliminary injunction hearing. On December 12, Acciona protested that E.ON’s preliminary injunction papers were addressed not only to its Section 13(d) claims, but also to the Section 14 claim despite the pendency of a motion to dismiss. In a telephone conference on December 13, the parties agreed to adjourn the preliminary injunction hearing pending resolution of the motion to dismiss the Section 14 claim.

     E.ON opposed the motion to dismiss on December 20; Acciona replied on December 29. The parties made brief additional submissions on January 2 and 3.

Discussion

     Acciona moves to dismiss this action under Rules 12(b)(1) and 12(b)(6), Fed. R. Civ. P., on the grounds that 1) this Court lacks subject matter jurisdiction over E.ON’s Section 14 claim, 2) E.ON lacks standing as a prospective tender offeror to bring a claim for rescission under Section 14, 3) E.ON fails to state a claim for a violation of Section 14, and (4) this Court should exercise its discretion to dismiss the instant action pursuant to the doctrine of forum non conveniens.

     These motions intersect. At their heart lies Acciona’s central argument. In purchasing just over 10% of Endesa shares, it acted in an entirely legal manner under Spanish law and is now confronted with the claim –- brought some seven weeks after the purchase -- that it engaged in an illegal tender offer under United States law, albeit an unconventional tender offer. The claim for rescission of the purchases is being made not by an investor who sold shares to Acciona, but by a bidder who seeks to neutralize Acciona in a tender offer battle for a Spanish company. Acciona contends that recognizing E.ON’s Section 14 claim would be a shocking surprise to European companies and regulators and seriously damage U.S. shareholders in ways that would reverberate far beyond this lawsuit.

     The issue of subject matter jurisdiction must be resolved first, but to do so requires a discussion of Section 14(d), the year 2000 amendments to Regulation 14D, and the doctrine of an unconventional tender offer. For the reasons explained below, there is subject matter jurisdiction over the Section 14 claim. Following a discussion of subject matter jurisdiction, the issues of standing and the adequacy of the pleadings will be addressed. The final section of the Opinion will treat the forum non conveniens argument. While Acciona raises important legal and policy issues, as the discussion that follows explains, these issues cannot be resolved in this Opinion since they require fact finding beyond the scope of what is appropriate on a motion to dismiss.

A. Subject Matter Jurisdiction

     Acciona claims that this Court lacks subject matter jurisdiction over E.ON’s Section 14 claim.10 A plaintiff bears the burden of proving by a preponderance of the evidence that subject matter jurisdiction exists. McNutt v. Gen. Motors Acceptance Corp., 298 U.S. 178, 189 (1936); Aurecchione v. Schoolman Transp. Sys., Inc., 426 F.3d 635, 638 (2d Cir. 2005). Jurisdictional allegations must be shown affirmatively, and may not be inferred favorably to the party asserting it. APWU v. Potter, 343 F.3d 619, 623 (2d Cir. 2003). In resolving factual

10 The issue of subject matter jurisdiction usually arises in the context of jurisdiction over an action, not over an individual claim. Since the motion is denied, it is unnecessary to consider further this aspect of Acciona’s motion.

challenges to subject matter jurisdiction, this Court may consider evidence outside of the pleadings. United States v. Space Hunters, Inc., 429 F.3d 416, 425-26 (2d Cir. 2005). Jurisdiction exists “whenever the complaint states a cause of action under federal law that is neither clearly immaterial and made solely for the purpose of obtaining jurisdiction nor wholly insubstantial and frivolous.” Lyndonville Savs. Bank & TrustCo. v. Lussier, 211 F.3d 697, 701 (2d Cir. 2000) (citation omitted). This inquiry is distinct from whether the plaintiff can state a claim for relief. Carlson v. Principal Fin. Group, 320 F.3d 301, 305-06 (2d Cir. 2003).

     In a series of opinions reaching back to 1968, the United States Court of Appeals for the Second Circuit has examined the circumstances under which courts have subject matter jurisdiction over alleged violations of the federal securities law where substantial conduct occurred outside the United States. See Schoenbaum v. Firstbrook, 405 F.2d 200, 208 (2d Cir. 1968), modified on other grounds, 405 F.2d 215 (2d Cir. 1968) (en banc). This exploration has been necessary since the securities laws themselves are largely silent as to their extraterritorial reach. S.E.C. v. Berger, 322 F.3d 187, 192 (2d Cir. 2003). This decades-long inquiry has not asked whether Congress could have imposed a particular rule of conduct but whether Congress actually intended to exercise its authority to reach the conduct at issue. See Bersch v. Drexel Firestone, Inc., 519 F.2d 974, 985 (2d Cir. 1975). As the Court of Appeals has frequently observed, when a court is confronted “with transactions that on any view are predominantly foreign, it must seek to determine whether Congress would have wished the precious resources of United States courts . . . to be devoted to them rather than leave the problem to foreign countries.” Id.

     Most of the decisions issued by the Second Circuit in this area have addressed the application of the anti-fraud provisions of the securities statutes, in particular Section 10(b) of the Exchange Act, to foreign transactions and conduct. In that context, the court has developed the now firmly established conduct and effects tests. To decide whether Congress intended to apply federal securities laws to predominantly foreign transactions, it directs district courts to analyze two factors: “(1) whether the wrongful conduct occurred in the United States, and (2) whether the wrongful conduct had a substantial effect in the United States or upon United States citizens.” Berger, 322 F.3d at 192. These tests were recently described in another Opinion issued in this litigation, in which subject matter jurisdiction was found to exist over E.ON’s Section 13(d) claims against Acciona. Familiarity with that discussion is presumed. November 20 Opinion, 2006 WL 3357261, at *8.

     In one of its leading decisions in this area, however, the Second Circuit Court of Appeals addressed the extraterritorial application of registration provisions as well as the anti-fraud provisions of the securities laws, specifically, Sections 5 and 12 of the Securities Act of 1933 (“Securities Act”)11 and Section 10(b) of the Exchange Act. In Europe & Overseas Commodity Traders, S.A. v. Banque Paribas London, 147 F.3d 118, 120 (2d Cir. 1998) (hereinafter “EOC”), orders to purchase securities overseas originated from Florida, and the plaintiff contended that an offer to sell foreign securities was made over the telephone and facsimile to Florida from abroad. Finding that the United States interest in the transactions was nonetheless “nearly de minimis,” the court held that it lacked subject matter jurisdiction over the Section 5 registration claim. Id. at 126-27.

     In EOC, the purchaser of the securities, a Panamanian corporation, was wholly owned by Alan Carr, a Canadian, and kept its trading account in London. Since Carr’s presence in the United States at the time of the communications was “fortuitous and personal,” the transaction did not involve a U.S. broker or other financial entity, the seller did not make calls or

11 Section 5 prohibits a person from offering or selling a security unless it is registered. 15 U. S. C. § 77e. Section 12 provides a rescissionary remedy to persons who purchase unregistered securities in violation of Section 5. 15 U. S. C. § 77l.

solicitation to individuals he had “reason to suspect were American citizens or permanent residents in the United States,” and the seller did not direct general sales efforts to this country, the Second Circuit held that the conduct did not create a market in the United States for the securities. Id. Having reached this conclusion, the court also found that Section 10(b) did not apply to “a series of calls to a transient foreign national.” Id. at 129.

     Of particular significance to this litigation, the EOC court concluded that a plaintiff had to meet heightened conduct and effect tests to permit a finding of subject matter jurisdiction over a federal securities registration claim, and that the court should be guided in applying these tests by Congress’s purpose in passing the registration provisions since the “analysis of jurisdiction to prescribe rules governing foreign transactions is guided by the nature and source of the claim asserted.” Id. at 123, 125-26 (citation omitted). Specifically, the court ruled that the extent of conduct or effect in the United States needed to
invoke U.S. jurisdiction over a claimed violation of the
registration provisions must be greater than that which
would trigger U.S. jurisdiction over a claim of fraud. To
adapt the conduct and effects test for use in interpreting
the registration provisions, we must take into account
Congress’s distinct purpose in drafting the registration
laws.

Id. at 125-26 (emphasis supplied).

     Courts have identified several reasons for giving anti-fraud provisions of the securities laws broader extraterritorial reach than American filing requirements. See Consolidated GoldFields PLC v. Minorco, S.A., 871 F.2d 252, 262 (2d Cir. 1989). To begin with, the anti-fraud provisions are addressed to deceptive and manipulative conduct. “[C]ourts have reasoned that Congress would not want the United States to become a base for fraudulent activity harming foreign investors . . . [and] would want to redress harms perpetrated abroad which have a substantial impact on investors or markets within the United States.” EOC, 147 F.3d at 125.

     Secondly, “[t]he problem of conflict between our laws and that of a foreign government is much less when the issue is the enforcement of the anti-fraud sections of the securities laws than with such provisions as those requiring registration of person or securities.” IIT, an Int’l Inv. Trust v. Cornfeld, 619 F.2d 909, 921 (2d Cir. 1980). As the Court of Appeals observed, another country will “surely” not be offended if our anti-fraud laws are stricter than theirs. Id. Finally, in contrast to Congress’s silence about the extraterritorial reach of the anti-fraud provisions, Congress has “provided some guidance” as to the applicability of registration requirements to foreign transactions, EOC, 147 F.3d at 123, and that guidance suggests that Congress intended that the application of the registration provisions should be more circumscribed.

     Thus, the EOC court looked not just to the expression of Congressional intent at the time of statutory enactment but also to the regulations adopted pursuant to the legislation as further evidence of the extent to which Congress intended its legislation to extend extraterritorially. Specifically concluding that it should honor the agency’s reasonable interpretation of a statute that Congress has entrusted the agency to administer, id. at 123 n.3 (citing Chevron, U.S.A., Inc. v. Natural Resources Defense Council, Inc., 467 U.S. 837, 842-45 (1984)), the Second Circuit looked in EOC to SEC regulations for whatever light they shed on the issue of “whether the registration requirement of [Securities Act] § 5 conceivably applied with respect to the parties.” Id. at 124 n.4.12 It also cautioned, however, that the decision on whether a transaction is beyond United States jurisdiction, must “be based on the facts and circumstances of each case.” Id. at 125 (citation omitted).

     In sum, a determination of whether subject matter jurisdiction exists over E.ON’s Section 14 claim requires a three-step analysis. First, it is necessary to determine

12 The inquiry for subject matter jurisdiction is, of course, distinct from the consideration of a party’s success in either pleading or proving a claim. See EOC, 147 F. 3d at 124 n. 4.

whether the transaction is “predominantly foreign.” November 20 Opinion, 2006 WL 3357261, at *7 (citing Berger, 322 F.3d at 192). If it is, the statute and regulations must be examined to determine whether the Section 14(d) submission and filing requirements, and concomitant substantive obligations toward target company shareholders could conceivably be applied to Acciona’s conduct. See EOC, 147 F.3d at 124 n.4. Third, heightened conduct and effects tests should be applied since the Section 14 claim fundamentally rests on a provision of the securities statutes other than an anti-fraud provision.

1. Predominately Foreign

     The Acciona buying program was “predominately foreign.” Acciona, a foreign company, made the critical decisions at issue here in Spain, directed the buying campaign from Spain, and acquired the shares of a Spanish issuer through trades executed on the Madrid stock exchange. This is sufficient to find that the transaction was so extensively foreign in character that the issue of subject matter jurisdiction must be further explored.13

13 In this case, Acciona disputes that it had any obligation to make Section 14(d) submissions or filings. It concedes, however, that its acquisition of more than 5% of Endesa’s stock required it to file a Schedule 13D. November 20 Opinion, 2006 WL 3357261, at *7 n.8.

2. The Williams Act

     Sections 14(d) and 14(e) were enacted as part of the 1968 Williams Act amendments (“Act”) to the Exchange Act. The Williams Act regulates tender offers with “the twin aims of, first, maintaining neutrality between bidders and target companies and, second, protecting target shareholders by requiring that bidders make certain disclosures.” Billing v. Credit Suisse First Boston Ltd., 426 F.3d 130, 158 (2d Cir. 2005) (citation omitted). The Act was adopted “in response to the growing use of cash tender offers as a means for achieving corporate takeovers . . . which . . . removed a substantial number of corporate control contests from the reach of existing disclosure requirements of the federal securities laws.” Piperv. Chris-Craft Indus., Inc., 430 U.S. 1, 22 (1977). The Act created disclosure requirements in Section 14(d) and included an anti-fraud provision in Section 14(e). Id.at 22-24. Through the Act, Congress attempted “to make disclosure, rather than court imposed principles of fairness or artificiality, the preferred method of market regulation.” United States v.O’Hagan, 521 U.S. 642, 668 (1997) (citation omitted).

a) Section 14(d)(1)

     Section 14(d)(1) requires those making a “tender offer” for certain securities registered in the United States to disclose publicly information related to the tender offer in the event that they acquire beneficial ownership of 5% of any class of the issuer’s securities. 15 U.S.C. § 78n(d)(1). The bidder must file with the SEC a statement known as a Schedule TO. 17 C.F.R. § 240.14d-100.

Section 14(d)(1) states in pertinent part:

It shall be unlawful for any person, directly or
indirectly, by use of the mails or by any means or
instrumentality of interstate commerce or of any facility
of a national securities exchange or otherwise, to make a
tender offer for, or a request or invitation for tenders
of, any class of any equity security which is registered
pursuant to section 78l of this title... , if, after
consummation thereof, such person would, directly or
indirectly, be the beneficial owner of more than 5 per
centum of such class, unless at the time copies of the
offer or request or invitation are first published or sent
or given to security holders such person has filed with the
Commission a statement containing such of the information
specified in section 78m(d) of this title, and such
additional information as the Commission may by rules and
regulations prescribe as necessary or appropriate in the
public interest or for the protection of investors. All
requests or invitations for tenders or advertisements
making a tender offer or requesting or inviting tenders of
such a security shall be filed as a part of such statement
and shall contain such of the information contained in such
statement as the Commission may by rules and regulations
prescribe.

15 U.S.C. § 78n(d)(1) (emphasis supplied). Section 14(d)(1) further requires filers to provide copies of the statements filed with the SEC to the issuer. Id.

b) Tier I and Tier II Exemptions to Regulations 14D and 14E14

     Further guidance about the application of Section 14(d) to Acciona’s purchases and in particular the extraterritorial reach of Section 14(d) can be gleaned from the substantial amendments to Regulations 14D and 14E that were enacted in 2000.15 Among other things, the SEC adopted rules “intended to encourage issuers and bidders to extend tender and exchange offers, rights offerings and business combinations to the U.S. security holders of foreign private issuers.” Cross-Border Tender and Exchange Offers, Business Combinations and Rights Offerings, Securities Act Release No. 7759, 70 SEC Docket 2191, 1999 WL 969592, at *2 (Oct. 22, 1999) (hereinafter “Cross-Border Release”). The SEC had concluded that foreign actors, with the consent of foreign regulators, were excluding U.S. security holders from transactions (including tender offers) involving “foreign private issuers”16 in order to avoid the application of U.S.

14 This Opinion describes only those revisions that pertain to the issues raised by Acciona’s motion to dismiss the Section 14 claim. The December 19 Opinion in related litigation described portions of the 2000 rule revisions, principally those relating to the creation of Schedule TO, the enactment of Regulation M-A, and the definition of the “commencement” of a tender offer. December 19 Opinion, 2006 WL 3734425, at *9-12.

15 Regulation 14D encompasses 17 C.F.R. §§ 240.14d-1 through 240.14d-101; Regulation 14E encompasses 17 C.F.R. §§ 240.14e-1 through 240.14e-8.

16 SEC regulations define a “foreign private issuer” as

securities laws to the transactions. The SEC acknowledged that this is a serious problem and that the phenomenon deprives “U.S. security holders [of] the opportunity to receive a premium for their securities and to participate in an investment opportunity.” Id. It explained that it was enacting limited exemptions to Regulations 14D and 14E to ameliorate the problem.

The purpose of the exemptions adopted today is to allow
U.S. holders to participate on an equal basis with foreign
security holders. In the past, some jurisdictions have
permitted exclusion of U.S. holders despite domestic
requirements to treat all holders equally on the basis that
it would be impracticable to require the bidder to include
U.S. holders. The rules adopted today are intended to
eliminate the need for such disadvantageous treatment of
U.S. investors.

Id.  The reforms reflect the SEC’s balance of the “need to provide U.S. security holders with the protections of the U.S. securities laws against the need to promote the inclusion of any foreign issuer other than a foreign government except
an issuer meeting the following conditions:
(1) More than 50 percent of the issuer’s outstanding
voting securities are directly or indirectly held of
record by residents of the United States; and
(2) Any of the following:
(i) The majority of the executive officers or
directors are United States citizens or
residents;
(ii) More than 50 percent of the assets of the
issuer are located in the United States; or
(iii) The business of the issuer is administered
principally in the United States.

17 C.F.R. § 240.3b-4(c) . An instruction to this provision provides guidance as to the method for determining the percentage of outstanding voting securities held by U.S. residents. Id. , instruction.

U.S. security holders in these types of cross-border transactions.” Id.

     Wholly apart from the exemptions addressed to the cross-border transactions, the 2000 reforms also made sweeping changes to other provisions of Regulation 14D that are of significance to this litigation. Most notably, the SEC created the Schedule TO for filing tender offer disclosures and adopted Regulation M-A, which describes in detail the material required to be disclosed in this new schedule on the day a tender offer “commences,” as that term is defined by Rule 14d-2.17 17 C.F.R. §§ 229.1001-1016, 240.14d-2, 240.14d-100. This innovation eliminated previous rules restricting written communications by bidders before formal “commencement” of a tender offer. December 19 Opinion, 2006 WL 3734425, at *10-13. The regulatory scheme kept in place, however, several long-established protections for shareholders. See, e.g., Piper, 430 U.S. at 23. For example, tender offerors are still required to provide security holders with the “right to withdraw” tendered securities during the period the offer remains open. 17 C.F.R. § 240.14d-7. In addition, a tender offeror is prohibited from

17 Rule 14d-2 provides that “[a] bidder will have commenced its tender offer for purposes of section 14(d) of the Act (15 U.S.C. § 78n) and the rules under that section at 12:01 a. m. on the date when the bidder has first published, sent or given the means to tender to security holders.” 17 C.F.R. § 240.14d-2(a) (emphasis added).

purchasing securities of the target company outside of its public tender offer. Id. § 240.14e-5. 18 As a final example, a tender offeror must generally hold an offer for securities open for at least twenty days. Id. § 240.14e-1(a).

     As already noted, to encourage the inclusion of U.S. security holders of foreign private issuers in tender offers, the 2000 amendments created exemptions to some of the tender offer regulations. These are dubbed the “Tier I” and “Tier II” exemptions.

     The Tier I exemption applies when U.S. security holders hold 10% or less of the target’s securities. Because of its importance to this litigation it is quoted here at some length. It states in pertinent part:

(c) Tier I. Any tender offer for the securities of a
foreign private issuer as defined in §240.3b-4 is exempt
from the requirements of sections 14(d)(1) through 14(d)(7)
of the Act (15 U.S.C. 78n(d)(1) through 78n(d)(7)),
Regulation 14D (§§ 240.14d-1 through 240.14d-10) and
Schedules TO (§240.14d-100) and 14D-9 (§240.14d-101)
thereunder, and § 240.14e-1 and § 240.14e-2 of Regulation
14E under the Act if the following conditions are
satisfied:
(1) U.S. ownership limitation. Except in the case of
a tender offer which is commenced during the pendency
of a tender offer made by a prior bidder in reliance
on this paragraph or § 240.13e-4(h)(8), U.S. holders
do not hold more than 10 percent of the class of

18 As discussed below, one of the exceptions to Rule 14e-5 applies to certain classes of “cross-border tender offers. ” 17 C.F.R. § 240.14e-5(b)(10). If a tender offer is excepted under § 240.14d-1(c) –- the Tier I tender offer exemption described infra -- the bidder is not obligated to adhere to Rule 14e-5’s prohibition on trading. Id. § 240.14e-5(b)(10).

securities sought in the offer (as determined under
Instruction 2 to paragraphs (c) and (d) of this
section).
(2) Equal treatment. The bidder must permit U.S.
holders to participate in the offer on terms at least
as favorable as those offered any other holder of the
same class of securities that is the subject of the
tender offer; [with certain exceptions]
(3) Informational documents.
(i) The bidder must disseminate any informational
document to U.S. holders, including any
amendments thereto, in English, on a comparable
basis to that provided to security holders in the
home jurisdiction.
(ii) If the bidder disseminates by publication in
its home jurisdiction, the bidder must publish
the information in the United States in a manner
reasonably calculated to inform U.S. holders of
the offer.
(iii) In the case of tender offers for securities
described in section 14(d)(1) of the Act (15
U.S.C. 78n(d)(1)), if the bidder publishes or
otherwise disseminates an informational document
to the holders of the securities in connection
with the tender offer, the bidder must furnish
that informational document, including any
amendments thereto, in English, to the Commission
on Form CB (§ 249.480 of this chapter) by the
first business day after publication or
dissemination. If the bidder is a foreign
company, it must also file a Form F-X (§ 239.42
of this chapter) with the Commission at the same
time as the submission of Form CB to appoint an
agent for service in the United States

17 C.F.R. § 240.14d-1(c).

     The key features of the Tier I exemption are to excuse eligible tender offerors19 from the “disclosure, filing, dissemination, minimum offering period, withdrawal rights and

19 The Tier I exemption applies not only to excuse bidders from making standard disclosures on a Schedule TO, but also excuses the target company and other persons who otherwise would have an obligation to file a Schedule 14D-9. 17 C.F.R. § 240.14d-1(c).

proration requirements that are intended to provide security holders with equal treatment and adequate time and information to make a decision whether to tender into the offer.” Cross-Border Release, at *5. A Tier I bidder may also purchase the target’s securities outside of the tender offer so long as it discloses information regarding this possibility in its tender offer documents and complies with the laws of the home jurisdiction.20 17 C.F.R. § 240.14e-5(b)(10).

     Bidders eligible for the exemption must nevertheless submit an English language translation of the offering materials to the SEC under cover of Form CB. Id. § 240.14d-1(c)(3)(iii). They must also ensure that U.S. security holders participate in the offer on terms “at least as favorable” as those offered to any other holders. Id. § 240.14d-1(c)(2). Finally, bidders must provide U.S. security holders with the tender offer circular or other offering documents, in English, on a basis “comparable” to the one they use to provide those documents to other security holders. Id. § 240.14d-1(c)(3).

     The Tier II exemption is far more limited. This second exemption applies when U.S. security holders hold between 10 and 40 percent of the class of securities sought in the offer. Id.

20 Home jurisdiction includes “both the jurisdiction of the subject company’s incorporation, organization or chartering and the principal foreign market where the subject company’s securities are listed or quoted. ” Id. § 240.14d-1(c) and (d), instruction 1.

§ 240.14d-1(d). The 2000 reforms largely codified then-existing practices for this class of bidders. Cross-Border Release, at *3 (“The Tier II exemption represents a codification of current exemptive and interpretive positions.”). Unlike bidders eligible for the Tier I exemption, Tier II tender offerors must comply with most of the procedural, disclosure, and filing requirements of the Williams Act, including the duty to file a Schedule TO. 21 17 C.F.R. §240.14d-1(d)

     In creating these tiers of exemptions the SEC considered and rejected the concept of expanding Tier I to include foreign private issuers with up to 20% U.S. ownership.

Under the proposals, we solicited comment on whether to
increase the 10 percent limitation for U.S. ownership to 15
or 20 percent. Commenters on the proposals largely favored
adopting a higher eligibility percentage. We have decided,
however, that 10 percent is an appropriate level of U.S.
ownership for exclusive reliance on home jurisdiction
requirements. At and below that level of U.S. ownership,
broad-based exemptions are necessary to encourage inclusion
of U.S. security holders. We believe that U.S. holders’
interests are best served by being able to participate in,
rather than being excluded from, the tender offer, even
though they do not receive the full protections of the U.S.

21 Rule 14d-1(d), which sets forth the Tier II exemption, provides that a bidder conducting a tender offer meeting the conditions for the Tier II exemption may separate the offer into two offers: one offer made only
to U.S. holders and another offer made only to non-U.S.
holders. The offer to U.S. holders must be made on terms
at least as favorable as those offered any other holder of
the same class of securities that is the subject of the
tender offers.

17 C.F.R. § 240.14d -1(d)(2)(ii).

tender offer rules. Above the 10 percent level of U.S.
ownership, more tailored relief of the type permitted by
the new Tier II exemption would address conflicting
regulatory mandates and offering practices.

Cross-Border Release, at *6. Whether a foreign private issuer is eligible for a Tier I or Tier II exemption, it still must abide by the “anti-fraud and anti-manipulation rules and civil liability provisions.” Id. at *3. See 15 U.S.C. § 78n(e); 17 C.F.R. §§ 240.14e-3, 240.14e-8.

3. Application of Heightened Conduct and Effects Tests

     Subject matter jurisdiction over E.ON’s Section 14 claim is properly found under either a heightened conduct or effects test, and certainly under a combined application of the two tests. Although the plaintiffs, defendants, and the target company are all foreign entities, and the acquisition was principally accomplished through transactions on the Madrid stock exchange, approximately 2% of Endesa shares are traded on the New York Stock Exchange, and up to 15% of the company’s securities may be held by U.S. investors.22 Before and during

22 Acciona does not concede that over 10% of Endesa shares are held by U.S. investors, although it admits that Endesa’s website reports that as of April 2005, 15.03% of its investors are “from the US.” E.ON and Gas Natural have both participated in the SEC’s Tier II filing program for their proposed Endesa tender offers, which as described supra, applies when U.S. residents hold over 10% of a foreign issuer’s securities. When Endesa sued Gas Natural in this district in March 2006, it asserted in its complaint that “as of April 19, 2005, approximately 15.3% of Endesa’s ordinary shares -- worth approximately $4.1 billion --

the two hour trading program in which Acciona accumulated over 13% of Endesa stock for itself (or for Santander to hold for it), Acciona’s agent worked directly and intensively with an American investment bank in New York, Bear Stearns, to contact U.S. institutions and locate sellers. As many as 46 million of the 145 million Endesa shares acquired by Acciona may have been sold by 29 U.S.-based institutions.

     Thus, even applying a heightened standard, there was substantial conduct in the United States in connection with the buying program and a substantial effect on U.S. resident investors from the buying program. Acciona and Santander deliberately involved a prominent New York investment firm in securing sellers for the block trade. There was no effort to exclude U.S. investors from the program, and given the way it was conducted, there is every reason to believe that there was significant U.S. investor participation. Acciona’s attempt to characterize the buying program as one in which there was a “very small U.S. connection” utterly fails.

     E.ON’s Section 14 claim, stripped to its essence, is that Acciona failed to file a Schedule TO-T and otherwise comply with the Section 14(d) and Regulation 14D tender offer requirements were held in the United States. ” For purposes of assessing subject matter jurisdiction based on the record as it stands today, E.ON has shown that roughly 15% of Endesa shareholders are U.S. residents.

for Tier II foreign private issuers, for instance by failing to keep the tender offer open and provide withdrawal rights. Tier II’s requirements apply when U.S. residents constitute between 10 and 40 percent of a foreign private issuer’s shareholders. With the possible exception of the one issue that will be discussed next, E.ON has carried its burden of showing that there is subject matter jurisdiction over such a claim.23

     Acciona argues that there is no subject matter jurisdiction over this Section 14(d) claim because foreign and domestic purchases of Endesa stock should not be integrated in calculating whether a bidder will acquire 5% beneficial ownership of a class of the target’s securities through the completion of a proposed tender offer. Acciona has no legal support for this novel proposition. To support its argument that the foreign purchases should not be counted, it argues by analogy from Regulation S. Regulation S applies generally to offers or sales of securities, which Acciona argues are the “mirror-image” of its offer to buy. If an offshore transaction complies with Regulation S, then those offshore sales will not be integrated with registered domestic offerings. See EOC, 147

23 To the extent that Acciona argues that the evidence shows that the buying program qualified for the Tier I exemption, that argument is addressed in connection with Acciona’s contention that E.ON has failed to state a Section 14 claim. The question of subject matter jurisdiction is different than an inquiry into the merits of the claim. In any event, Tier I bidders also have obligations under Regulation 14D and must, among other things, make SEC submissions.

F.3d at 124 (no integration of issuer offers or sales that satisfy the definition of an “offshore transaction” and do not involve “directed selling efforts” in the United States).24 If Acciona’s purchases are not integrated, then Acciona purchased at most only some 3% of the outstanding Endesa shares from U.S. holders through its block trading program. That amount falls below the 5% minimum purchase that triggers the application of Section 14(d).

     As Regulation S itself illustrates, when the SEC intends to make a distinction between on-shore and off-shore activity, it does so. Nothing in the language of Section 14(d) itself or any provision of Regulation 14D makes the distinction between foreign and domestic purchases that Acciona argues the law should recognize. The duty of the court is to apply the law, according to its ability to discern it, and not to rewrite law to reflect the more “enlightened” view that Acciona urges here.25 E.ON has carried its burden of showing the existence of subject matter jurisdiction over a Section 14(d) claim based on a

24 Acciona, of course, engaged in “directed” buying efforts in the United States.

25 In its reply, Acciona offers another iteration of this argument. It asserts that the foreign and domestic purchases should not be integrated in judging whether an unconventional tender offer occurred, again, by analogy to Regulation S. This is an argument that Acciona may pursue when it comes time to reach the merits of the Section 14 claim.

construction of the provision that calculates the 5% threshold based on both foreign and domestic purchases.

     In a related argument, Acciona contends that at the very least, there is no subject matter jurisdiction over Acciona’s purchases from foreign investors. This argument treats E.ON’s claim as if it were a claim for damages. It is not. The Section 14 claim proceeds on the theory that Acciona was required to file a Schedule TO, and comply with other constraints on a Tier II offer. It seeks injunctive relief. Whether E.ON is entitled to any relief and, if so, what kind, are questions reserved for the merits of this lawsuit. They are not issues of subject matter jurisdiction.

     If the Acciona buying program qualifies as a tender offer, then E.ON has shown that its Section 14 claim is not wholly insubstantial or frivolous. There is one more inquiry, however, that must be undertaken before a final decision on subject matter jurisdiction can be made. Does the buying program conceivably constitute a tender offer for purposes of Section 14(d)?

4. Unconventional Tender Offer

     The Williams Act is addressed to one means of achieving a corporate takeover: the tender offer. Piper, 430 U.S. at 22. It does not, however, define the term tender offer. Congress’s decision in this regard was “deliberate,” given its concern that there was an “infinite variety” of tender offers and that a “rigid definition would be evaded.” Hanson Trust PLC v. SCM Corp., 774 F.2d 47, 56 (2d Cir. 1985). Nonetheless, a “typical” tender offer is understood to consist of a general, publicized bid by an individual or group to buy
shares of a publicly-owned company, the shares of which
[are] traded on a national securities exchange, at a price
substantially above the current market price. The offer
[is] usually accompanied by newspaper and other publicity,
a time limit for tender of shares in response to it, and a
provision fixing a quantity limit on the total number of
shares of the target company that would be purchased.

Id. at 54-55 (citation omitted).26 In contrast, “privately negotiated transactions or solicitations for private purchases of stock,” and “open market purchases” do not generally qualify as a tender offer. Id. at 56; see also Brascan Ltd. v. Edper Equities Ltd., 477 F. Supp. 773, 790 (S.D.N.Y. 1979) (Leval, J.) (privately negotiated block trade in which fifty large institutions and a dozen large individual investors were

26 Previously, the Second Circuit drew on the definition offered by the U. S. House of Representatives’ committee which had held hearings on the Williams Act, and observed that a tender offer normally consists of a bid by an individual or group to buy
shares of a company usually at a price above the current
market price. Those accepting the offer are said to tender
their stock for purchase. The person making the offer
obligates himself to purchase all or a specified portion of
the tendered shares if certain specified conditions are
met.

Kennecott Copper Corp. v. Curtiss-Wright Corp., 584 F.2d 1195, 1206 (2d Cir. 1978) (citation omitted).

solicited does not constitute a tender offer); LOUIS LOSS & JOEL SELIGMAN, 5 SECURITIES REGULATION 2198 (3d ed. 2001).

     Since the border between public solicitations and privately negotiated purchases is frequently hazy, courts have devised tests to help make a case-by-case identification of a tender offer. Hanson Trust, 774 F.2d at 56-57. Whatever factors are weighed, however, the Second Circuit has cautioned against application of a litmus test. Id. at 57. Instead, courts are to be guided by the purpose of the Williams Act, specifically, “whether the particular class of persons affected need the protection of the Act. An offering to those who are shown to be able to fend for themselves is a transaction not involving any public offering.” 27 Id. at 57 (citation omitted). The question becomes whether, viewing the transaction in the light of the totality of
circumstances, there appears to be a likelihood that unless
the pre-acquisition filing strictures of that statute are
followed there will be a substantial risk that solicitees
will lack information needed to make a carefully considered
appraisal of the proposal put before them.

Id. at 57; see also Simon DeBartolo Group, L.P. v. Richard E. Jacobs Group, Inc., 186 F.3d 157, 175 (2d Cir. 1999); Rand v. Anaconda-Ericsson, Inc., 794 F.2d 843, 848 (2d Cir. 1986).

27 E. ON’s purported concern for the shareholders who were not allowed to participate in the Acciona buying program places the emphasis on the wrong class. In deciding whether a tender offer occurred, the issue is whether those who sold to Acciona have been injured.

In addition, in determining whether a buying program constitutes an unconventional tender offer, courts must remain sensitive to the practical consequences of the determination. The regulatory scheme for tender offers puts significant burdens on bidders. For example, sellers have withdrawal rights and purchases must be made on a pro rata basis when the tender offeror takes fewer shares than are tendered. 17 C.F.R. §§ 240.14d -7, 8. As the Second Circuit observed in Kennecott Copper, 584 F.2d 1195 (2d Cir. 1978),

Although broad and remedial interpretations of the
[Williams] Act may create no problems insofar as the
antifraud provisions of subsection (e) of section 78n are
concerned, this may not be true with regard to subsections
[regulating the management of the tender offer]...It
seems unlikely that Congress intended “tender offer” to be
so broadly interpreted as to make these provisions
unworkable.

584 F.2d at 1207.

     This caution is particularly warranted in the context of cross-border buying programs, where a foreign buyer may be acting in compliance with the laws of its own jurisdiction and the home jurisdiction of the issuer and unwittingly run afoul of a broadly interpreted tender offer rule in this country. Unlike the laws against fraud, where nations are generally presumed to share a common understanding of and abhorrence for fraudulent conduct, the laws that regulate the registration of securities and the filing of disclosure statements with regulatory authorities may vary considerably from one nation to the next.

There is no presumption that these activities must be or will be regulated in the same way, or that the American scheme is superior to all others. The tender offer rules in Spain, which are described above, provide an example of one nation’s contrasting system for the management of tender offers.

     The 2000 amendments to Regulation 14D provide significant evidence that the SEC does not intend a broad or sweeping definition of a tender offer for the securities of a foreign private issuer. The regulations appear to assume that cross-border tender offers are those that fit comfortably within the traditional definition of a tender offer, and would be recognized as such both in this country and in the issuer’s home jurisdiction. To give but a few examples, in a Tier I offer the bidder must provide equal treatment to U.S. holders so that they can participate “on terms at least as favorable as those offered any other holder,” 17 C.F.R. § 240.14d-1(c)(2), “furnish” to the SEC any “informational document” it disseminates to securities holders in connection with the tender offer, id. § 240.14d-1(c)(3)(iii), and disseminate to U.S. holders that informational document in English on a basis “comparable” to that which it uses to disseminate the document to security holders in the “home jurisdiction,” id. § 240.14d-1(c)(3)(i). Tier I bidders are exempt from the restrictions that would otherwise apply to making purchases of the issuer’s securities outside the tender offer itself so long as the “purchases comply with the applicable tender offer laws and regulations of the home jurisdiction” and the bidder discloses information regarding this possibility in its tender offer documents. Id. § 240.14e-5(b)(10). Several of the ordinary conditions imposed on bidders are lifted even from Tier II bidders so long as they comply with “home jurisdiction law.” See, e.g., id. § 240.14d-1(d).28 This framework recognizes that the tender offer process may be competently and appropriately managed by the home jurisdiction.

     This reading of the regulations is confirmed by the SEC’s Cross-Border Release. As the SEC explains, “[w]e are adopting, as proposed, the requirement that a bidder or issuer relying on the Tier I exemption submit any offering materials prepared under foreign law to the Commission for notice purposes only.” Cross-Border Release, at *7. Similarly, “[i]f the foreign subject company’s home jurisdiction permits dissemination solely by publication, the offeror likewise will publish the offering materials simultaneously in the United States.” Id; see also id. at *18.

     There is a strong argument to be made, moreover, that the sweeping revision of Regulation 14D and its emphasis on the “commencement” of the tender offer as the trigger for filing

28 For example, payment and notice of the extension of a tender offer may be governed by home jurisdiction law. 17 C.F.R. § 240.14d-1(d)(iii)-(iv).

tender offer disclosure documents with the SEC, should also restrain any impulse to define a tender offer broadly and confer tender offer status on buying programs which would at best constitute “unconventional” tender offers. As recently described, the 2000 amendments elevate the moment a tender offer “commences” to the act that triggers many of the disclosure obligations under Regulations 14D and M-A. December 19 Opinion, 2006 WL 3734425, at *9-10. Commencement is defined quite formally as the “date when the bidder has first published, sent or given the means to tender to security holders.” 17 C.F.R. § 240.14d-2(a). This definition is intended by the SEC to establish a “uniform time at which a tender offer is deemed to commence.” Regulation of Takeovers and Security Holder Communications, Securities Act Release No. 7760, Exchange Act Release No. 42055, Investment Company Act Release No. 24107, 70 SEC Docket 2229, 1999 WL 969596, at *18 (Oct. 22, 1999).

     Because of this quite radical shift in the disclosure system, the SEC believed that the occasions for friction between the American and foreign regulatory systems would be dramatically reduced. As the SEC observed in discussing the Tier II exemption, “an offer commences once the bidder disseminates transmittal forms or discloses instructions on how to tender into and [sic] offer. Only then is the bidder required to file the Schedule TO. Therefore, separate relief for foreign offers is not necessary.”29 Cross-Border Release, at *10.

     The SEC obviously expected and intended that Tier II bidders would not be substantially prejudiced by the Section 14(d) filing requirements. That admirable intention will be largely unrealized if a tender offer is defined so broadly that foreign investors unwittingly run afoul of the American regulatory system when they take substantial stakes in a foreign private issuer through a buying program which is not widely understood to constitute a tender offer. The law provides ample scope for those engaged in manipulative or fraudulent practices designed to circumvent the tender offer rules. There is no need to burden the definition of tender offer with that work when an overly broad definition will undercut the recent reforms and create unnecessary friction in the international regulatory system.

     If this were the occasion to pass upon the merits of E.ON’s claim that the Acciona buying program constituted a tender offer -- and it is not -- it would be surprising if E.ON were able to show that Acciona’s block trade was a tender offer. The issue

29 The SEC made this observation in the context of explaining that revised Rule 14d-2 had repealed the requirement that a tender offer commence upon public announcement of certain categories of information unless the bidder filed with the SEC and disseminated to security holders a tender offer statement within five days, or publicly withdrew the offer. See December 19 Opinion, 2006 WL 3734425, at *10.

presented here, however, is one of subject matter jurisdiction. E.ON has shown that subject matter jurisdiction exists over its Section 14 claim, since E.ON has made a non-frivolous claim that Section 14 reaches Acciona’s conduct.

B. Standing

     Acciona claims that E.ON lacks standing to bring a claim for rescission under Section 14(d). For purposes of this motion, Acciona does not challenge the holding in the November 20 Opinion that a tender offeror has standing under Section 13(d) of the Williams Act to seek injunctive relief, November 20 Opinion, 2006 WL 3357261, at *12, and does not contest the broader proposition that such standing exists under the Williams Act generally. Instead, it seeks a ruling that in the event E.ON prevails on the merits, it will not be entitled to an order granting withdrawal rights to those who sold their shares to Acciona on September 25.

     As described in the November 20 Opinion, the Supreme Court left open the possibility that a tender offeror may sue for injunctive relief to enforce Section 14(e) of the Williams Act when it ruled that “a tender offeror, suing in its capacity as a takeover bidder, does not have standing to sue for damages under § 14(e).” Piper, 430 U.S. at 42 n.28. It explained that it did not “intimate [any] view upon whether as a general proposition a suit in equity for injunctive relief, as distinguished from an action for damages, would lie in favor of a tender offeror under either § 14(e) or Rule 10b-6,” id. at 48 n.33, and cited Judge Friendly’s observation that “in corporate control contests the stage of preliminary injunctive relief, rather than post-contest lawsuits, is the time when relief can best be given.” Id. at 42 (citing Elec. Specialty Co. v. Int’l Controls Corp., 409 F.2d 937, 947 (2d Cir 1969)).

     As described in the November 20 Opinion, courts have repeatedly found that tender offerors have standing to sue under Section 14(e) for injunctive relief. November 20 Opinion, 2006 WL 3357261, at *14. The Second Circuit has favorably cited courts that have recognized tender offeror standing under Section 14(e). See Simon DeBartolo Group, 186 F.3d at 170 n.6 (collecting cases that have “taken up Piper’s invitation and concluded that a tender offeror may have standing to assert a cause of action under § 14(e) where it seeks only injunctive relief”).

     Acciona’s principal argument is that rescission, while equitable in origin, “is the effective equivalent of money damages” and should not be ordered here. It is premature to decide the appropriate relief to which E.ON may be entitled in the event it prevails, particularly since, as already described, it faces significant hurdles in proving that the September 25 buying program constituted a tender offer. In any event, the November 20 Opinion has already outlined the principal goals of the Williams Act which will guide any award of relief. Among other things, courts must be scrupulously neutral in corporate control contests, must strive to ensure that present and future shareholders of the target are given accurate information on a timely basis so that they can decide for themselves how they wish to respond to a takeover battle, must use the most drastic remedies with great caution, and must consider issues of international comity. November 20 Opinion, 2006 WL 3357261, at *17-18. No more need be said at this time.

C. Failure to State a Claim

     Acciona moves to dismiss the Section 14 claim because E.ON has failed to allege the existence of a tender offer. Acciona presses two arguments in this prong of its motion: 1) that Acciona’s September 25 buying program does not qualify as an unconditional tender offer under the eight factor test described in Wellman v. Dickinson, 475 F. Supp. 783 (S.D.N.Y. 1979), or otherwise constitute conduct to which the Williams Act was addressed, and 2) that even if the block trade was a tender offer, Acciona was entitled to rely on the Tier I exemption for foreign private issuers having 10% or less U.S. ownership.

Acciona does not identify whether it brings this motion under Rule 8 or Rule 9(b), Fed. R. Civ. P.

     The pleading standards under Rules 8 and 9(b) and the Private Securities Litigation Reform Act of 1995, 15 U.S.C. §78u-4(b) (“PSLRA”), were recently described in the Opinions of November 20 and December 19. December 19 Opinion, 2006 WL 3734425, at *7-8; November 20 Opinion, 2006 WL 3357261, at *15. Because E.ON’s Section 14 claim includes a Section 14(e) element, Rule 9(b) and the PSLRA standards apply.

     It should be noted that the amended complaint does not allege any misrepresentation or material omission in connection with the September 25 buying program or otherwise describe any fraudulent conduct associated with that acquisition of approximately 13% of Endesa’s stock. Its focus is entirely on the failure to conduct a tender offer with the procedural protections provided by Regulations 14D and 14E, including the failure to file a Schedule TO-T and to provide withdrawal rights to sellers. If the issue were pressed by Acciona, and addressed by the parties, the Court would have to consider whether the heightened pleading standards for allegations of fraud under Rule 9(b) and the PSLRA have been met.

     Instead of focusing on the relevant pleading standards, however, Acciona seeks a ruling on the merits of E.ON’s claim. This is premature. E.ON has sufficiently pleaded that Acciona engaged in a tender offer and had a duty to file a Schedule TO-T and to offer withdrawal rights. Whether E.ON will prevail on the merits of its Section 14(d) claim must await further proceedings in this action.

     One element of Acciona’s motion, however, warrants further discussion here. Acciona contends that it was entitled to rely on the regulatory presumption that 10% or less of Endesa’s equity is held by U.S. holders, thereby permitting Acciona to benefit from the Tier I exemption to Regulation 14D. Some background is in order.

     As a non-affiliate of Endesa, Acciona was entitled to rely on a presumption that “U.S. holders” hold 10% or less of Endesa’s outstanding securities unless one of four conditions prevail.30 The four conditions are:

i. The tender offer is made pursuant to an agreement with
the issuer of the subject securities;

ii. The aggregate trading volume of the subject class of
securities on all national securities exchanges in the
United States, on the Nasdaq market, or on the OTC market,
as reported to the NASD, over the 12-calendar-month period
ending 30 days before commencement of the offer, exceeds 10
percent (40 percent in the case of 14d-1(d)) of the
worldwide aggregate trading volume of that class of
securities over the same period;

iii. The most recent annual report or annual information
filed or submitted by the issuer with securities regulators
of the home jurisdiction or with the Commission indicates

30 U.S. holders are those “resident” in the United States. 17 C.F.R. § 240.14d-1(c),(d), instruction 2. This presumption also applies to the Tier II exemption where U.S. residents hold 40 percent or less of the issuer’s outstanding securities. Id.

that U.S. holders hold more than 10 percent (40 percent in
the case of 14d-1(d)) of the outstanding subject class of
securities; or

iv. The bidder knows or has reason to know that the level
of U.S. ownership exceeds 10 percent (40 percent in the
case of 14d-1(d)) of such securities.

17 C.F.R. § 240.14d-1(c)-(d), instruction 3 (emphasis supplied).

     As already described, the Tier I exemption to Regulations 14D and 14E applies if “U.S. holders” do not hold over 10% of the class of securities sought in the tender offer. Id. § 240.14d-1(c)(1). If the Tier I exemption applies, the tender offeror must submit a Form CB to the SEC and comply with other limited obligations, many of which are described earlier in this Opinion.

     E.ON has not pleaded a violation of Section 14(d) in the event that Acciona’s buying program qualifies as a Tier I exempted tender offer since it asserts that Acciona failed to file a Schedule TO. There is no such obligation if the exemption applies. Whether Acciona had an obligation to file a Schedule TO and comply with other Rule 14(d) requirements is not a matter, however, that can be resolved on this motion to dismiss. The extent to which U.S. holders constitute over 10% of Endesa shareholders, and the extent to which, for instance, Acciona knew or had reason to know that to be the case, are matters of factual dispute. Acciona’s reliance on the presumption is equivalent to the pleading of an affirmative defense; there is no obligation upon E.ON to plead that the presumption does not apply. See Gomez v. Toledo, 446 U.S. 635, 640-41 (1980); Harris v. City of N.Y., 186 F.3d 243, 251 (2d Cir. 1999).

D. Forum Non Conveniens

     Finally, Acciona has moved to dismiss the Section 14 claim on the ground of forum non conveniens. To address this prong of its motion it is necessary to decide whether Spain is an adequate alternative forum and the level of deference to be accorded E.ON’s choice of forum, and then to weigh the public and private interests to determine “which forum will be most convenient and will best serve the ends of justice.” USHA (India), Ltd. v. Honeywell Int’l, Inc., 421 F.3d 129, 134 (2d Cir. 2005) (citation omitted). Spain clearly provides an adequate alternative forum. Therefore, only the second and third issues require discussion.

     A foreign plaintiff’s choice of forum is entitled to deference to the degree to which it has selected this forum for legitimate reasons. Bigio v. Coca-Cola Co., 448 F.3d 176, 179 (2d Cir. 2006). The Second Circuit has identified factors that are relevant to a determination of the legitimacy of the choice of forum:

(1) the convenience of the plaintiff’s residence in
relation to the chosen forum, (2) the availability of

witnesses or evidence to the forum district, (3) the
defendant’s amenability to suit in the forum district, (4)
the availability of appropriate legal assistance, and (5)
other reasons relating to convenience or expense.
Circumstances generally indicative of forum shopping, that
is, plaintiff’s pursuit not simply of justice but of
justice blended with some harassment, include (1) attempts
to win a tactical advantage resulting from local laws that
favor the plaintiff’s case, (2) the habitual generosity of
juries in the United States or in the forum district, (3)
the plaintiff’s popularity or the defendant’s unpopularity
in the region, or (4) the inconvenience and expense to the
defendant resulting from litigation in that forum.

Norex Petroleum Ltd. v. Access Indus., Inc., 416 F.3d 146, 155 (2d Cir. 2005) (citation omitted).

     E.ON’s choice of forum is entitled to only modest deference. An action to enforce U.S. securities laws is appropriately brought in this country, and there is no dispute that Acciona is subject to suit here, that witnesses to relevant events are present here, and that these sophisticated parties are able to bear the burden of litigating in this country. This forum is as inconvenient (or convenient) for E.ON as it is for Acciona. On the other hand, the epicenter of this dispute is in Spain, and there is considerable evidence that E.ON has chosen to litigate in the United States because it perceives that American securities laws may give it a tactical advantage by providing discovery and even relief which it has no reasonable expectation of obtaining in Spain.

     The burden rests on Acciona to demonstrate that the private and public factors weigh in favor of dismissing this action.

The private interest factors to be weighed in a forum non conveniens analysis include:

relative ease of access to sources of proof; availability
of compulsory process for attendance of unwilling, and the
cost of obtaining attendance of willing, witnesses;
possibility of view of premises, if view would be
appropriate to the action; and all other practical problems
that make trial of a case easy, expeditious and
inexpensive.

Gulf Oil Corp. v. Gilbert, 330 U.S. 501, 508 (1947).

     Events relevant to the claims in this action occurred in both Spain and the United States. Acciona has identified no difficulty it will face in assembling evidence if the claim continues to be litigated here. The litigation of this action can proceed here in a relatively expeditious and efficient manner, and Acciona does not suggest otherwise. It is particularly telling that this litigation has been pending before this Court since October, and Acciona did not move to dismiss on the ground of forum non conveniens until December, and only then in connection with its second motion to dismiss claims in this lawsuit. Even if the Section 14 claim is dismissed, the litigation would continue in the United States to address the Section 13(d) claims. These factors do not suggest that one claim should be dismissed from this lawsuit.

  The same is true of the public interest factors. Those factors include:

the administrative difficulties flowing from court
congestion; the local interest in having localized

controversies decided at home; the interest in having the
trial of a diversity case in a forum that is at home with
the law that must govern the action; the avoidance of
unnecessary problems in conflict of laws, or in the
application of foreign law; and the unfairness of burdening
citizens in an unrelated forum with jury duty.

Gross v. British Broad. Corp., 386 F.3d 224, 233 (2d Cir. 2004) (citing Piper Aircraft Co. v. Reyno, 454 U.S. 235, 241 n.6 (1981)).

     Most of the public interest factors weigh against dismissal. Court congestion is not an issue. There is a strong interest in having an American court interpret and apply U.S. securities law claims. This is particularly true here, since it does not appear that any court has had an opportunity to interpret the 2000 amendments to Regulations 14D and 14E before this lawsuit, much less to apply the regulations to cross-border transactions. Since cross-border transactions can reasonably be expected to present ever more frequent opportunities for litigation, given our global economy, there is a significant public interest in having an American court construe this law. See DiRienzo v. Philip Serv. Corp., 294 F.3d 21, 33 (2d Cir. 2002). Since this suit seeks equitable relief, there will be no burden on a jury.

     On the other hand, this litigation is essentially a tactical skirmish in a European takeover battle where the interests of Spain, its energy industry, and the economic integration of the European Union are paramount. There is a risk of creating unnecessary conflict between the American and Spanish regulatory systems if American law is not applied with sensitivity to the issues of international comity. On balance, while there are public interests that favor Acciona's motion, it has not shown that the weighing of the public interests as a whole supports the dismissal of the Section 14(d) claim. The motion to dismiss on the ground of forum non conveniens is denied.

Conclusion

SO ORDERED:

Dated: New York, New York
January 9, 2007

DENISE COTE
United States District Judge

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